                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
        (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                          Alnylam Pharmaceuticals, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02043Q107
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 30, 2005
------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            Rule 13d-1(b)

            Rule 13d-1(c)

      X     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)


                                  Page 1 of 16
                            Exhibit Index on Page 13

CUSIP NO. 02043Q107                    13 G                         Page 2 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Polaris Venture Partners III, L.P. ("PVP III")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                         5     SOLE VOTING POWER
       NUMBER OF               365,852 shares, except that Polaris Venture
         SHARES                Management Co. III, L.L.C. ("Polaris III"), the
      BENEFICIALLY             general partner of PVP III, may be deemed to
OWNED BY EACH REPORTING        have sole power to vote these shares, and
         PERSON                Jonathan A. Flint ("Flint"), Terrance G. McGuire
          WITH                 ("McGuire") and Alan G. Spoon ("Spoon"), the
                               managing members of Polaris III, may be deemed to
                               have shared power to vote these shares.

                         6     SHARED VOTING POWER
                               See response to row 5.

                         7     SOLE DISPOSITIVE POWER
                               365,852 shares, except that Polaris III, the general partner of PVP III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           365,852

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.37%

12       TYPE OF REPORTING PERSON
                                                                              PN

CUSIP NO. 02043Q107                    13 G                         Page 3 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Polaris Venture Partners Entrepreneurs' Fund III, L.P.
         ("Entrepreneurs' III")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                         5     SOLE VOTING POWER
       NUMBER OF               9,372 shares, except that Polaris III, the
         SHARES                general partner of Entrepreneurs' III, may be
      BENEFICIALLY             deemed to have sole power to vote these shares,
OWNED BY EACH REPORTING        and Flint, McGuire and Spoon, the managing
         PERSON                members of Polaris III, may be deemed to have
          WITH                 shared power to vote these shares.

                         6     SHARED VOTING POWER
                               See response to row 5.

                         7     SOLE DISPOSITIVE POWER
                               9,372 shares, except that Polaris III, the general partner of Entrepreneurs' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  9,372

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.04%

12       TYPE OF REPORTING PERSON
                                                                              PN

CUSIP NO. 02043Q107                    13 G                         Page 4 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Polaris Venture Partners Founders' Fund III, L.P. ("Founders' III")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                         5     SOLE VOTING POWER
       NUMBER OF               5,701 shares, except that Polaris III, the
         SHARES                general partner of Founders' III, may be deemed
      BENEFICIALLY             to have sole power to vote these shares, and
OWNED BY EACH REPORTING        Flint, McGuire and Spoon, the managing members
         PERSON                of Polaris III, may be deemed to have shared
          WITH                 power to vote these shares.

                         6     SHARED VOTING POWER
                               See response to row 5.

                         7     SOLE DISPOSITIVE POWER
                               5,701 shares, except that Polaris III, the general partner of Founders' III, may be deemed to have sole power to dispose of these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                  5,701

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.02%

12       TYPE OF REPORTING PERSON
                                                                              PN

CUSIP NO. 02043Q107                    13 G                         Page 5 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Polaris Venture Management Co. III, L.L.C. ("Polaris III")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

                         5     SOLE VOTING POWER
       NUMBER OF               380,925 shares, of which 365,852 are directly
         SHARES                owned by PVP III, 9,372 are directly owned by
      BENEFICIALLY             Entrepreneurs' III and 5,701 are directly owned
OWNED BY EACH REPORTING        by Founders' III.  Polaris III, the general
         PERSON                partner of PVP III, Entrepreneurs' III and
          WITH                 Founders' III, may be deemed to have sole power
                               to vote these shares, and Flint, McGuire and
                               Spoon, the managing members of Polaris III, may
                               be deemed to have shared power to vote these
                               shares.

                         6     SHARED VOTING POWER
                               See response to row 5.

                         7     SOLE DISPOSITIVE POWER
                               380,925 shares, of which 365,852 are directly owned by PVP III, 9,372 are directly owned by Entrepreneurs' III and 5,701 are directly owned by Founders' III. Polaris III, the general partner of PVP III, Entrepreneurs' III and
                               Founders' III, may be deemed to have sole power to vote these shares, and Flint, McGuire and Spoon, the managing members of Polaris III, may be deemed to have shared power to dispose of these shares.

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                380,925

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.43%

12       TYPE OF REPORTING PERSON
                                                                              OO

CUSIP NO. 02043Q107                    13 G                         Page 6 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Jonathan A. Flint ("Flint")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen

                         5     SOLE VOTING POWER
                               0 shares.

       NUMBER OF
         SHARES
      BENEFICIALLY       6     SHARED VOTING POWER
OWNED BY EACH REPORTING        380,925 shares, of which 365,852 are directly
         PERSON                owned by PVP III, 9,372 are directly owned by
          WITH                 Entrepreneurs' III and 5,701 are directly owned
                               by Founders' III. Polaris III is the general
                               partner of PVP III, Entrepreneurs' III and
                               Founders' III. Flint is a managing member of
                               Polaris III, and may be deemed to have shared
                               power to vote these shares.

                         7     SOLE DISPOSITIVE POWER
                               0 shares.

                         8     SHARED DISPOSITIVE POWER
                               380,925 shares, of which 365,852 are directly owned by PVP III, 9,372 are directly owned by Entrepreneurs' III and 5,701 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                               Founders' III. Flint is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                380,925

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.43%

12       TYPE OF REPORTING PERSON
                                                                              IN

CUSIP NO. 02043Q107                    13 G                         Page 7 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Terrance G. McGuire ("McGuire")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen

                         5     SOLE VOTING POWER
                               0 shares.

       NUMBER OF
         SHARES
      BENEFICIALLY       6     SHARED VOTING POWER
OWNED BY EACH REPORTING        380,925 shares, of which 365,852 are directly
         PERSON                owned by PVP III, 9,372 are directly owned by
          WITH                 Entrepreneurs' III and 5,701 are directly owned
                               by Founders' III. Polaris III is the general
                               partner of PVP III, Entrepreneurs' III and
                               Founders' III. McGuire is a managing member of
                               Polaris III, and may be deemed to have shared
                               power to vote these shares.

                         7     SOLE DISPOSITIVE POWER
                               0 shares.

                         8     SHARED DISPOSITIVE POWER
                               380,925 shares, of which 365,852 are directly owned by PVP III, 9,372 are directly owned by Entrepreneurs' III and 5,701 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                               Founders' III. McGuire is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                380,925

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.43%

12       TYPE OF REPORTING PERSON
                                                                              IN

CUSIP NO. 02043Q107                    13 G                         Page 8 of 16

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Alan G. Spoon ("Spoon")

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)         (b)   X

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen

                         5     SOLE VOTING POWER
                               0 shares.

       NUMBER OF
         SHARES
      BENEFICIALLY       6     SHARED VOTING POWER
OWNED BY EACH REPORTING        380,925 shares, of which 365,852 are directly
         PERSON                owned by PVP III, 9,372 are directly owned by
          WITH                 Entrepreneurs' III and 5,701 are directly owned
                               by Founders' III. Polaris III is the general
                               partner of PVP III, Entrepreneurs' III and
                               Founders' III. Spoon is a managing member of
                               Polaris III, and may be deemed to have shared
                               power to vote these shares.

                         7     SOLE DISPOSITIVE POWER
                               0 shares.

                         8     SHARED DISPOSITIVE POWER
                               380,925 shares, of which 365,852 are directly owned by PVP III, 9,372 are directly owned by Entrepreneurs' III and 5,701 are directly owned by Founders' III. Polaris III is the general partner of PVP III, Entrepreneurs' III and
                               Founders' III. Spoon is a managing member of Polaris III, and may be deemed to have shared power to dispose of these shares.

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                380,925

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.43%

12       TYPE OF REPORTING PERSON
                                                                              IN

 CUSIP NO. 02043Q107                     13 G                       Page 9 of 16


ITEM 1(A).        NAME OF ISSUER

                  Alnylam Pharmaceuticals, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  300 Third Street

                  Cambridge, Massachusetts 02142

 ITEM 2(A).       NAME OF PERSONS FILING

                  This Statement is filed by Polaris Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Polaris Venture Partners Entrepreneurs' Fund III, L.P., a Delaware limited partnership ("Entrepreneurs' III"), Polaris Venture Partners Founders' Fund III, L.P., a Delaware limited partnership ("Founders' III"), Polaris Venture Management Co. III, L.L.C., a Delaware limited liability company ("Polaris III"), Jonathan
                  A. Flint ("Flint"), Terrance G. McGuire ("McGuire") and Alan
                  G. Spoon ("Spoon"). Flint, McGuire and Spoon are the managing members of Polaris III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Polaris III, the general partner of PVP III, Entrepreneurs' III and Founders' III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders'
                  III. Flint, McGuire and Spoon are the managing members of Polaris III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PVP III, Entrepreneurs' III and Founders' III.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Polaris Venture Partners
                  1000 Winter Street, Suite 3350
                  Waltham, Massachusetts 02451

ITEM 2(C)         CITIZENSHIP

                  PVP III, Entrepreneurs' III and Founders' III are Delaware limited partnerships; Polaris III is a Delaware Limited Liability Company; Flint, McGuire and Spoon are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 02043Q107

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 30, 2005:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover page for each Reporting
                                    Person.

                           (b)      Percent of Class:

 CUSIP NO. 02043Q107                     13 G                      Page 10 of 16


                                   See Row 11 of cover page for each Reporting
                                   Person.

                           (c)     Number of shares as to which such person has:


                                      (i)      Sole power to vote or to direct
                                               the vote:

                                               See Row 5 of cover page for
                                               each Reporting Person.

                                      (ii)     Shared power to vote or to direct
                                               the vote:

                                               See Row 6 of cover page for
                                               each Reporting Person.

                                      (iii)    Sole power to dispose or to
                                               direct the disposition of:

                                               See Row 7 of cover page for
                                               each Reporting Person.

                                      (iv)     Shared power to dispose or to
                                               direct the disposition of:

                                               See Row 8 of cover page for
                                               each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of PVP III, Entrepreneurs' III and Founders' III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 22, 2006


POLARIS VENTURE PARTNERS III, L.P.,             /s/ Kevin Littlejohn
a Delaware Limited Partnership              -----------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE PARTNERS                        /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,              ------------------------------------
a Delaware Limited Partnership              Signature


                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE PARTNERS                        /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,                   ------------------------------------
a Delaware Limited Partnership              Signature


                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE
MANAGEMENT CO. III, L.L.C.,                     /s/ Kevin Littlejohn
a Delaware Limited Liability Company        ------------------------------------
                                            Signature


                                            Kevin Littlejohn
                                            Authorized Signatory

JONATHAN A. FLINT                               /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory

TERRANCE G. MCGUIRE                          /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory



ALAN G. SPOON                                /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory

                                  EXHIBIT INDEX

                                                                                           Found on
                                                                                         Sequentially
Exhibit                                                                                  Numbered Page
-------                                                                                  -------------
Exhibit A:  Agreement of Joint Filing                                                         14



Exhibit B:  Reference to Kevin Littlejohn as Authorized Signatory                             16

                                    EXHIBIT A


                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Alnylam Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 22, 2006


POLARIS VENTURE PARTNERS III, L.P.,             /s/ Kevin Littlejohn
a Delaware Limited Partnership              ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE PARTNERS                        /s/ Kevin Littlejohn
ENTREPRENEURS' FUND III, L.P.,              ------------------------------------
a Delaware Limited Partnership              Signature


                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE PARTNERS                        /s/ Kevin Littlejohn
FOUNDERS' FUND III, L.P.,                   ------------------------------------
a Delaware Limited Partnership              Signature


                                            Kevin Littlejohn
                                            Authorized Signatory


POLARIS VENTURE
MANAGEMENT CO. III, L.L.C.,                     /s/ Kevin Littlejohn
a Delaware Limited Liability Company        ------------------------------------
                                            Signature


                                            Kevin Littlejohn
                                            Authorized Signatory

JONATHAN A. FLINT                               /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory

TERRANCE G. MCGUIRE                             /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory


ALAN G. SPOON                                   /s/ Kevin Littlejohn
                                            ------------------------------------
                                            Signature

                                            Kevin Littlejohn
                                            Authorized Signatory

                                    EXHIBIT B

              REFERENCE TO KEVIN LITTLEJOHN AS AUTHORIZED SIGNATORY



Kevin Littlejohn has signed the enclosed documents as Authorized Signatory. Note that copies of the applicable Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory are already on file with the appropriate agencies.